EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement No. 333-61054 on Form S-3, in Registration Statement No. 333-43790 on Form S-3, in Registration Statement No. 333-112361 in Registration Statement No. 333-82283 on Form S-8, in Registration Statement No. 333-16935 on Form S-8 of BriteSmile, Inc. and in the related Prospectuses, of our report dated March 8, 2002, except for Note 1 as to which the date is March 28, 2002, with respect to the consolidated financial statements of BriteSmile, Inc. included in its Annual Report (Form 10K) for the year ended December 27, 2003.

/s/ Ernst & Young LLP

Walnut Creek, California

March 22, 2004